Exhibit 99.1

Greif Completes Acquisition of Ipackchem

DELAWARE, Ohio, March 26, 2024 -- Greif, Inc. (NYSE: GEF, GEF.B), a global leader in industrial packaging products and services, announced today that it has completed its previously announced acquisition of Ipackchem Group SAS ("Ipackchem").

"We are thrilled to welcome an exceptional 1,400 Ipackchem colleagues to Greif," said Ole Rosgaard, President and Chief Executive Officer of Greif. " Adding Ipackchem to the Greif portfolio is another key step forward in executing our Build to Last strategy and helps unlock significant new capabilities and market opportunities to further grow as a world leader in high-performance small plastic containers and jerrycans. Our teams have been planning our integration strategy over the past several months, which we will begin implementing immediately post-closing to drive incremental benefits, support future growth, and capture our targeted $7 million of synergies. I would like to extend my deep gratitude to every member of the Greif and Ipackchem team for their unparalleled dedication and excellent collaboration in planning post acquisition integration.”

The cash funded at closing consisted of the previously announced transaction value of $538 million, plus $38 million for a ticking fee that compensates the seller for earnings that inure to Greif, other customary debt/cash adjustment items, and FX impact. The payment was funded through the Company's existing credit facility. The acquisition is expected to be immediately accretive to EBITDA margins. Ipackchem financial results will be reported within the Greif Global Industrial Packaging segment. Financial expectations for the FY24 ownership period of Ipackchem will be included in the guidance provided in the Company’s second quarter 2024 earnings release.

About Greif, Inc.

Greif is a global leader in industrial packaging products and services and is pursuing its vision: be the best performing customer service company in the world. The Company produces steel, plastic and fibre drums, intermediate bulk containers, reconditioned containers, jerrycans and other small plastics, containerboard, uncoated recycled paperboard, coated recycled paperboard, tubes and cores and a diverse mix of specialty products. The Company also manufactures packaging accessories and provides filling, packaging and other services for a wide range of industries. In addition, Greif manages timber properties in the southeastern United States. The Company is strategically positioned in over 35 countries to serve global as well as regional customers. Additional information is on the Company's website at www.greif.com.

About Ipackchem

During its 35 years in the marketplace, Ipackchem has become an international leader in the design and manufacturing of innovative, high-performance rigid plastic barrier packaging products (containers, bottles, jerrycans) with uncompromising quality and service. Ipackchem takes pride in providing sustainable, secure & safe UN-certified packaging solutions technology for the transport of life enhancing chemicals.

As a Platinum EcoVadis company, Ipackchem participates in plastics circularity by producing barrier packaging that is 100% recyclable and can contain up to 50% post-consumer recycled polymer. Utilizing its world-class, high-efficiency manufacturing plants and AIMF technology across five continents, Ipackchem is committed to be the responsible solution for dangerous goods transportation not only for the crop protection chemical market, but also for the pharmaceutical, animal health and flavor & fragrances industries.

Concerning Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to Greif's plans to acquire Ipackchem and other statements about future expectations, prospects, estimates and other matters that are dependent upon future events or developments. These forward-looking statements may be identified by words such as "expect," "anticipate," "intend," "plan," "believe," "will," "should," "could," "would," "project," "continue," "likely," and similar expressions, and include statements reflecting future results, trends or guidance and statements of outlook. All forward-looking statements are based on assumptions, expectations and other information currently available to management. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those forecasted, projected or anticipated, whether expressed or implied. These risks and uncertainties include: the ability to retain the acquired businesses' customers and employees, the ability to successfully integrate the acquired businesses into Greif's operations, and the ability to achieve the expected synergies as well as accretion in margins, earnings or cash flow; competitive pressures in Greif's various lines of business; the risk of non-renewal or a default under one or more key customer or supplier arrangements or changes to the terms of or level of purchases under those arrangements; uncertainties with respect to U.S. tax or trade laws; the effects of any investigation or action by any regulatory authority; and changes in foreign currency rates and the cost of commodities. Greif is subject to additional risks and uncertainties described in its Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports. This release reflects management's views as of March 26, 2024. Except to the extent required by applicable law, Greif undertakes no obligation to update or revise any forward-looking statement.

Investor Relations contact information

Matthew Leahy | Vice President Corporate Development & Investor Relations | Greif, Inc. 1+ 740-549-6158